Exhibit 10.11(a)
AMENDMENT NUMBER ONE

to the

CELANESE AMERICAS
SUPPLEMENTAL RETIREMENT SAVINGS PLAN

WHEREAS, Celanese Americas LLC (the "Company") previously adopted the Celanese Americas Supplemental Retirement Savings Plan, as amended and restated effective January 1, 2014 (the "Plan");

WHEREAS, Article IX of the Plan provides that the Company’s Benefits Committee may amend the Plan at any time provided that any such amendment does not increase the cost of the Plan by more than $250,000 annually; and

WHEREAS, the Benefits Committee has determined that the amendments set forth below are in the best interest of the Company and will not increase the cost of the Plan by more than $250,000 annually.

NOW, THEREFORE, Section Article X of the Plan is hereby amended by adding the following new Section 10.11 at the end thereof:

10.10 Deduction Limitation on Benefit Payments. If an Employer reasonably anticipates that the Employer’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent permitted by Treas. Reg. §1.409A-2(b)(7)(i), payment shall be delayed as deemed necessary to ensure that the entire amount of any distribution from this Plan is deductible. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited/debited with additional amounts in accordance with Section 3.8. The delayed amounts (and any amounts credited thereon) shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m). To the extent deemed necessary to comply with Treas. Reg. §1.409A-3(i)(2), in the event that such date is determined to be after a Participant’s Separation from Service the delayed payment shall not be made before the end of the six-month period following such Participant’s Separation from Service. Effective December 31, 2020, with respect to amounts that are subject to the changes to Code Section 162(m) that were enacted by the Tax Cuts and Jobs Act (P.L. 115-97), (i) all such amounts that were otherwise required to be paid by December 31, 2020 (but for the delay set forth in this Section 10.10) shall be paid by December 31, 2020 and (ii) with respect to all other such amounts, the payment delay set forth in this Section 10.10 shall not be mandatory and shall be exercised in the discretion of the Company in accordance with Treas. Reg. Section 1.409A-2(b)(7)(i). The preceding sentence is intended to comply with and shall be administered and interpreted in accordance with applicable guidance under Code Section 162(m) and Code Section 409A.

IN WITNESS WHEREOF, this Amendment Number One is executed this 28th day of

December, 2020.

CELANESE AMERICAS LLC
BENEFITS COMMITTEE

For the Committee

By: /s/ Vanessa Dupuis
Vanessa Dupuis, Chair
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